Exhibit 4.3

“2009 – Year of Homage to Raúl SCALABRINI ORTIZ”

NOTICE

BUENOS AIRES, JANUARY 30, 2009

To

AEROPUERTOS ARGENTINA 2000 S A

Mr. Ernesto GUTIÉRREZ CONTE

Honduras 5663 - 2o Floor

FEDERAL CAPITAL

The purpose of this notice is to inform you about the issuance of Resolution Nº 9, dated on January 28, 2009, by the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA), which provides as follows in Article 1: “To approve the Review of the Financial Projection of Income and Expenses (FPIE) for the period 2006-2007, pursuant to the provisions of Paragraph 29 of Part Four of the Memorandum of Agreement for Concession Contract Adjustment, ratified by Decree 1799/07, which states the need to balance the variables included in the FINANCIAL PROJECTION OF INCOME AND EXPENSESS OF THE CONCESSION (FPIE) based on an average rate variation of THIRTY FIVE PERCENT with 7/100 (35.7%), which will be applied to all International Charges except for the TELESCOPIC JET WAY USAGE FEE. Likewise, it is necessary to fix the value of the DOMESTIC AIRPORT TERMINAL USAGE FEE to FOURTEEN PESOS WITH 50/100 ($14.50) for First Category Airports and TEN PESOS WITH 15/100 ($10.15) for the rest of the Airports.” Article 2 of said Resolution provides as follows: “To establish, pursuant to the provisions of Paragraph 29.4 of the Memorandum of Agreement for Concession Contract Adjustment, ratified by Decree 1799/07, the convenience and pertinence of making such discounts to international aeronautical charges so that the resulting charge is equal to the charge that would be obtained by applying a THIRTY PERCENT discount (30%) over the fixed values in Annex II of the Memorandum of Agreement. Such discount shall be applied to those airlines that are up to date with their payments, and all invoices issued by AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA shall specify the discount amount.” Article 3 of the Resolution provides as follows: “Pursuant to the provisions of Article 2, and with the purposes of restoring the balance of the FINANCIAL PROJECTION OF INCOME AND EXPENSESS OF THE CONCESSION (FPIE), a rebalancing shall be made, and an additional increase shall be applied to the INTERNATIONAL AIRPORT TERMINAL USAGE FEE equal to US DOLLARS FOUR WITH 57/100 (USD4.57) and US DOLLARS TWO WITH 5/100 (USD2.05) for the REGIONAL AIRPORT TERMINAL USAGE FEE.” Article 4 of the Resolution provides as follows: “Consequently, the ECONOMIC FINANCIAL REGULATION AND QUALITY CONTROL DEPARTMENT shall be instructed to provide for the modification of the Rate Schedule, which entered in effect by ORSNA Resolution No. 53/98, based on the provisions of Articles 1, 2 and 3 of the present resolution.”

Av. Corrientes 441 * C1043AAE * Buenos Aires * Argentina * Ph: 4327-3328 / 4327-1046 * Fax: 4327-1340

“2009 – Year of Homage to Raúl SCALABRINI ORTIZ”

A motion for reversal or a motion to appeal the review of the administrative act notified by these presents can be filed within the term of TEN (10) and FIFTEEN (15) days respectively, as of the notification thereof, pursuant to the provisions of Articles 84 and 94 of the Regulations of Administrative Proceedings, Decree 1759/72 (as revised in 1991).

It is expressly stated on the record that a duly certified copy of ORSNA Resolution No. 9/2009 is attached herewith, which has THIRTEEN (13) sheets of paper with writing on both sides of the page.

You are hereby duly notified.

[Illegible signature]

ARIEL CHRISTIAN MAQUEZ

General Secretariat Unit

O.R.S.N.A.

Signature: [illegible]

Clarification: Julieta Alonso

Date: 02/02/2009	Time: 06:10 p.m.

Av. Corrientes 441 * C1043AAE * Buenos Aires * Argentina * Ph: 4327-3328 / 4327-1046 * Fax: 4327-1340

“2009 – Year of Homage to Raúl SCALABRINI ORTIZ”

[Each page of this document is duly initialized at the bottom, on the left.]

BUENOS AIRES, JANUARY 28, 2009

Having reviewed File N° 563/08 of the Registry of the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA), Decree N° 375, dated on April 24, 1997, ratified by Decree of Necessity and Urgency N° 842, dated on August 27, 1997, Decree N° 163, dated on February 11, 1998, Decree Nº 1799, dated on December 4th. 2007, ORSNA Resolution Nº 111, dated on December 30, 2008, and,

WHEREAS:

The abovementioned File deals with the Review of the Financial Projection of Income and Expenses for the CONCESSION (FPIE), corresponding to the years 2006-2007.

Paragraph 24.1 of the Memorandum of Agreement for Concession Contract Adjustment, ratified by Decree Nº 1799/07 establishes the Financial Projection of Income and Expenses (FPIE) for the Concession for the 2006-2028 period.

Said projection is shown in Annex 5 of the Memorandum of Agreement and consists of a breakdown of revenues and expenditures related to the rendering of the services subject to the concession, including the investment obligation and the balance of the mutual claims between the NATIONAL STATE and the Concessionaire AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA.

Paragraph 6.5 of Part Four of the Memorandum of Agreement states that ordinary and extraordinary reviews of the Financial Projection of Income and Expenses for the concession (FPIE) shall be carried out when required by the circumstances.

Paragraphs 29.1 and 29.2 of the Memorandum of Agreement provide for an Annual Ordinary Review Mechanism of the Financial Projection of Income and Expenses for the concession (FPIE), with the purpose of verifying and keeping the balance between the variables of the aforementioned projection.

“2009 – Year of Homage to Raúl SCALABRINI ORTIZ”

Likewise, Paragraph 29.4 states as follows: “At the moment of the first review of the FINANCIAL PROJECTION OF INCOME AND EXPENSES FOR THE CONCESSION (FPIE) the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) shall analyze the convenience and pertinence of: a) promoting a charge reduction system of at least TWENTY-FIVE PERCENT (25%) for airline companies that offer new flights after the aforementioned review with the purpose of boosting international flight offers to Argentina at the airports subject to the Concession; b) apply such charge reduction in face of passenger traffic increase in excess of the contractual estimates, applying a THREE PERCENT (3%) discount to international charges for airlines for each percentage point of growth in excess of the contractual estimates, up to a maximum discount of FIFTEEN PERCENT (15%); propose a rate rebalancing system to guarantee the protection of the domestic air navigation system user and of the systemic competitiveness of the navigation model with the following purposes: i) promote domestic flights with reductions and/or removal of the domestic airport terminal usage fee; ii) reduce international charges for Airlines by THIRTY PERCENT (30%) ; and iii) readjust international airport terminal usage fees.”

The aforementioned mechanism was submitted to the MINISTRY OF TRANSPORTATION through ORSNA Resolution Nº 111/08, which states the necessary methodology to achieve the rebalancing of the Financial Projection of Income and Expenses for the concession (FPIE), in case of any substantial imbalances affecting such projection.

The Concessionaire, through Note dated October 3, 2008 (Note AA2000-DIR-720/08), states the economic problems that, in their opinion, were caused by acts of third parties which have resulted in a serious imbalance of the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE), and asks the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) to analyze and apply different measures to adapt the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE) to the new circumstances.

“2009 – Year of Homage to Raúl SCALABRINI ORTIZ”

The ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) considers that the circumstances affecting the airport market and those circumstances related to local and international context make it necessary to analyze the review of the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE).

The price variation analysis related to the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE) shows that since January 1, 2006 ─ effective date of the Memorandum of Agreement ─ to December 31, 2007, the Rate of Exchange increased by FOUR PERCENT (4%), the Consumer Price Index (CPI) increased by NINETEEN (19%) PERCENT, the Wholesale Domestic Price Index (IPIM, as per the acronym in Spanish) increased by TWENTY-THREE PERCENT (23%) and the Construction Cost Index (CCI) increased by FORTY-THREE PERCENT (43%), a figure that is similar to the registered variation in the Salaries category, all of which are based on the data provided by the INSTITUTO NACIONAL DE ESTADÍSTICAS Y CENSOS (INDEC).

The price variations in our country have had a negative impact on the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE), and have affected to a lesser degree the indexes related to revenues, as compared to those related to expenditures (costs and investments).

As the Memorandum of Agreement for Concession Contract Adjustment, ratified by Decree 1799/07, affects the Review corresponding to years 2006 and 2007, the First Review of the Projection shall be temporary in nature until Regulatory Accounting Procedures and Actions enable to perform a complete analysis of the cost and income structure of the Concession, and such review shall focus on the investments made in Group “A” of the NATIONAL AIRPORT SYSTEM (NAS) for the 2006-2007 period, whereas the review of the revenues and expenditures of the concession is still ongoing.

It should be mentioned that the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA), through ORSNA Resolution No. 1/09, provided for the entry in the Record of Investments of the amount of FIFTY-SEVEN MILLION EIGHT HUNDRED AND SIXTY-EIGHT THOUSAND FOUR HUNDRED AND FIFTY-SEVEN PESOS WITH 16/100 (ARS57,868,457.16) for the 2006 period and the amount of SIXTY-NINE MILLION EIGHT HUNDRED AND NINETY-THREE THOUSAND SIX HUNDRED AND FIFTY SEVEN PESOS WITH 93/100 (ARS69,893,657.93) for the 2007 period.

“2009 – Year of Homage to Raúl SCALABRINI ORTIZ”

As regards revenue-related data, the information arising from the Company’s Balance Sheets, duly audited by PRICE & WATERHOUSE CO., was used as basis for the review, making the corresponding consistency tests for both aeronautical and non-aeronautical revenues, with no significant differences between the revenues entered in the Company’s Financial Statements and the consistency tests performed. Without prejudice to the aforementioned, in case of differences resulting from the analysis of Regulatory Accounting, such differences shall be assessed in the following review of charges.

As regards expenditures, the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) has adopted the criterion of the UNIT FOR THE RENEGOTIATION AND ANALYSIS OF PUBLIC SERVICE CONTRACTS (UNIREN), which is based on working with the information included in the proposal until all Regulatory Accounting Procedures have been drawn up, adjusting the pertinent data included in the Memorandum of Agreement by the price variation indexes associated to each row of the Projection.

It should be mentioned that the provided model addresses strictly economic aspects, and financial issues should be analyzed at the first ordinary meeting, as the present review is only temporary in nature and is only intended to restore the impaired balance due to factors related to price index variations.

By virtue of the aforementioned, the circumstances related to payment defaults for the period or those circumstances related to the performance of the commitments arising from the Specific Revenue Allocation (SRA) have not been analyzed. Such circumstances shall be analyzed at the proper time, after the corresponding mechanisms (Regulatory Accounting, Trust) have been established and implemented.

“2009 – Year of Homage to Raúl SCALABRINI ORTIZ”

The necessary average rate increase amounts to THIRTY-FIVE WITH 7/100 (35.7%), applicable to all aeronautical charges collected by AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA, except for the telescopic jet way usage fee, which does not require an adjustment, based on the comparison with identical services provided by other airports in the world.

In such sense, for the purpose of future revenue calculation, given that the FINANCIAL PROJECTION OF INCOME AND EXPENSES (FPIE), as stated in Annex 5 of the Memorandum of Agreement, was performed taking into account a) an unchanged nominal exchange rate over the period under consideration, and b) a zero rate of inflation for all and each of the years under consideration, no modifications have been made updating the nominal exchange rate based on the most recent market data obtained.

On the other hand, as regards the provisions of item 8.4 of the aforementioned Mechanism, the provisions of Paragraph 29.4 of the Memorandum of Agreement shall be complied with, as stated in the preceding Clauses.

Based on the aforementioned, the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA), AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA and the representatives of the INTERNATIONAL AIR TRANSPORT ASSOCIATION (IATA) entered into an Agreement on September 19, 2008 to provide for a discount on international charges, through credit notes to be applied from the month of September 2008 up to the end of the review by the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA).

As regards the criteria to be considered for applying the discounts to airlines, the provisions of Article 6 of the aforementioned Agreement should be complied with. This Article states as follows: “Discounts and credit notes shall not be granted to those airlines that are not up to date with their payments (for these purposes, an airline shall not be considered in default if there are any judicial claims related to Decrees 577/02 and 191/02 for accrued amounts prior to Decree 1799/07).”

Discounts shall be granted in such a manner that once applied over the values included in the Rate Schedule they represent a THIRTY PERCENT (30%) discount over the applicable values at the time of execution of the Memorandum of Agreement between the INTERNATIONAL AIR TRANSPORT ASSOCIATION (IATA), the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) and AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA.

“2009 – Year of Homage to Raúl SCALABRINI ORTIZ”

Given the existing balance between the variables of the Concession, this type of discount results in an imbalance of the economic equation, and thus it becomes necessary to provide for a mechanism to implement this policy without affecting the normal financing of airport services.

The ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) made a comparison between the airport charges paid in different countries, the evolution of which is subject to periodical follow-up.

This comparison shows that in the case of airport charges paid by airport operators in international flights, the values are similar to the average value paid in the countries that were used in the comparison. On the contrary, when analyzing the charges paid by international passengers, they are way below the average charges paid in other airports.

In the case of the DOMESTIC AIRPORT TERMINAL USAGE FEE, the disparity with the values charged in other countries is even more notorious, as the DOMESTIC AIRPORT TERMINAL USAGE FEE charged in the REPUBLIC OF ARGENTINA is lower than TWO US DOLLARS (USD2.00) and the average for the selected countries is FIFTEEN US DOLLARS (USD15).

Notwithstanding the observed variations in most prices in the 1998-2008 period, which are reflected in a ONE HUNDRED AND SEVEN PERCENT (107%) increase of the Consumer Price Index (CPI), a TWO HUNDRED AND FOURTEEN PERCENT (214%) increase of the Construction Cost Index (CCI), and a TWO HUNDRED AND TWENTY-FIVE PERCENT (225%) increase of the Wholesale Domestic Price Index (IPIM, as per the acronym in Spanish), both national and international Airport Terminal Usage Fees have kept the values established in the Concession Contract.

Likewise, taking into account the price variations observed in the 1998-2008 period, and given that this variation affected the airports that are part of Group “A” of the NATIONAL AIRPORT SYSTEM (NAS), a decision should be made to adjust these airport charges by the same percentage.

“2009 – Year of Homage to Raúl SCALABRINI ORTIZ”

Based on the preceding Clauses, a decision should be made as to the need to increase all International Charges by THIRTY FIVE PERCENT WITH 7/100 (35.7%), except for the telescopic jet way usage fee, and fix the value of the DOMESTIC AIRPORT TERMINAL USAGE FEE to FOURTEEN PESOS WITH 50/100 (ARS14.50) for First Category Airports and TEN PESOS WITH 15/100 (ARS10.15) for the rest of the Airports.

The Memorandum of Agreement for Concession Contract Adjustment, as legal instrument, provides for an annual periodic review mechanism intended to assess the evolution of the different variables that are part of the projection and make the corresponding adjustments to guarantee the economic efficiency of the Concession.

Such mechanism is part of the modifications included in the Memorandum of Agreement of the Concession Contract, approved by Decree 163/98.

In this sense, the procedure for the Review of the FINANCIAL PROJECTION OF INCOME AND EXPENSESS OF THE CONCESSION (FPIE) was added as a tool to defend the sustainability of the Concession.

In this respect, it should be mentioned that the dynamics of the Concession, in light of the provisions of the Memorandum of Agreement, make it necessary to perform a periodic audit and review of the results of the Review of the FINANCIAL PROJECTION OF INCOME AND EXPENSESS OF THE CONCESSION (FPIE), so any deviation, whether related to excess or shortage situations, shall be later corrected by the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA).

Therefore, adjusting the economic aspect of the Concession to achieve financial balance is a dynamic, ongoing task that requires permanent control and correction of the different variables that are part of the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE).

The ECONOMIC FINANCIAL REGULATION AND QUALITY CONTROL DEPARTMENT (GREFyCC, as per the acronym in Spanish) and the LEGAL DEPARTMENT (GAJ, as per the acronym in Spanish) have acted in exercise of their incumbent authority.

“2009 – Year of Homage to Raúl SCALABRINI ORTIZ”

The ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) has the corresponding authority to issue the present measure, pursuant to the provisions of Section 3 of the National Law of Administrative Procedures No. 19 549 and other aforementioned regulations.

The matter was discussed at a Meeting of the Board of Directors held on January 22, 2009 and the undersigned was authorized to issue the present decision.

Therefore,

THE BOARD OF DIRECTORS OF THE ORGANISMO REGULADOR

DEL SISTEMA NACIONAL DE AEROPUERTOS

RESOLVES:

ARTICLE 1º.- To approve the Review of the Financial Projection of Income and Expenses (FPIE) for the period 2006-2007, pursuant to the provisions of Paragraph 29 of Part Four of the Memorandum of Agreement for Concession Contract Adjustment, ratified by Decree 1799/07, which states the need to balance the variables included in the FINANCIAL PROJECTION OF INCOME AND EXPENSESS OF THE CONCESSION (FPIE) based on an average rate variation of THIRTY FIVE PERCENT with 7/100 (35.7%), which will be applied to all International Charges except for the TELESCOPIC JET WAY USAGE FEE. Likewise, it is necessary to fix the value of the DOMESTIC AIRPORT TERMINAL USAGE FEE to FOURTEEN PESOS WITH 50/100 (ARS14.50) for First Category Airports and TEN PESOS WITH 15/100 (ARS10.15) for the rest of the Airports.

ARTICLE 2º.- To establish, pursuant to the provisions of Paragraph 29.4 of the Memorandum of Agreement for Concession Contract Adjustment, ratified by Decree 1799/07, the convenience and pertinence of making such discounts to international aeronautical charges so that the resulting charge is equal to the charge that would be obtained by applying a THIRTY PERCENT discount (30%) over the fixed values in Annex II of the Memorandum of Agreement. Such discount shall be applied to those airlines that are up to date with their payments, and all invoices issued by AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA shall specify the discount amount.

“2009 – Year of Homage to Raúl SCALABRINI ORTIZ”

ARTICLE 3º.- Pursuant to the provisions of Article 2, and with the purposes of restoring the balance of the FINANCIAL PROJECTION OF INCOME AND EXPENSESS OF THE CONCESSION (FPIE), a rebalancing shall be made, and an additional increase shall be applied to the INTERNATIONAL AIRPORT TERMINAL USAGE FEE equal to US DOLLARS FOUR WITH 57/100 (USD4.57) and US DOLLARS TWO WITH 5/100 (USD2.05) for the REGIONAL AIRPORT TERMINAL USAGE FEE.

ARTICLE 4º.- Consequently, the ECONOMIC FINANCIAL REGULATION AND QUALITY CONTROL DEPARTMENT shall be instructed to provide for the modification of the Rate Schedule, which entered in effect by ORSNA Resolution No. 53/98, based on the provisions of Articles 1, 2 and 3 of the present resolution.

ARTICLE 5º.- Let these presents be filed and notified to the Concessionaire AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA, the DEPARTMENT OF TRANSPORTATION and the MINISTRY OF FEDERAL PLANNING, PUBLIC INVESTMENTS AND SERVICES, enforced and filed.

ORSNA RESOLUTION Nº 09

[Illegible signature]

Brigadier General HORACIO A. ORIFICE

PRESIDENT

ORGANISMO REGULADOR DEL

SISTEMA NACIONAL DE AEROPUERTOS

ORSNA